Exhibit 10.6

THIRD AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT (this “Amendment”) is entered into effective as of May 20, 2013 (the “Effective Date”), among YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a Delaware corporation (“Borrower”), the undersigned lenders party to the Credit Agreement (the “Lenders”), UNION BANK, N.A., in its individual capacity as an assignor (“Union”), SOCIÉTÉ GÉNÉRALE, in its individual capacity as an assignor (“SocGen” and collectively with Union, the “Assignors”) and in its capacity as Administrative Agent and Issuing Bank (“Administrative Agent”), and ONEWEST BANK, FSB, in its individual capacity as an assignee (the “Assignee”).

RECITALS

A.           Borrower, the Lenders and Administrative Agent are parties to a Credit Agreement dated as of August 10, 2011, as amended by that certain First Amendment and Limited Waiver to Credit Agreement and Assignment, dated as of September 30, 2012, and as further amended by that certain Second Amendment to Credit Agreement and Assignment, dated as of February 13, 2013 (as amended, restated, modified or supplemented from time to time until the date hereof, the “Credit Agreement”).

B.           Borrower has requested certain amendments to the Credit Agreement as set forth herein and, subject to the conditions precedent set forth herein, the parties hereto have agreed to so amend the Credit Agreement.

C.           Each Assignor wishes to assign a certain percentage of its rights and obligations under the Credit Agreement to the Assignee, pursuant to the terms hereof and after the assignment and acceptance of the rights and obligations between Assignors and Assignee, as set forth herein, the Assignee shall be a “Lender”.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Same Terms. All terms used herein which are defined in the Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, (i) all references in the Loan Documents to the “Agreement” shall mean the Credit Agreement, as amended by this Amendment, and (ii) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as amended by this Amendment, as the same shall hereafter be amended from time to time.

2.          Amendments to Credit Agreement. Subject to the conditions precedent set forth in Section 4 hereof, the Credit Agreement is amended as follows:

A.           The following new definitions are added to Section 1.02 of the Credit Agreement in proper alphabetical order:

“Addison Acquisition” means the acquisition of certain Oil and Gas Properties from Addison Oil, L.L.C., a Delaware corporation, or any of its affiliates.

“Addison EBITDA” means the portion of EBITDA that is directly attributable to the Oil and Gas Properties acquired by the Borrower under the Addison Acquisition.

“Annualized EBITDA” means

(a) as of June 30, 2013, the sum of (i) Addison EBITDA for the fiscal quarter then ending multiplied by three plus (ii) EBITDA for the period of four consecutive fiscal quarters then ending on such date;

(b) as of September 30, 2013, the sum of (i) Addison EBITDA for the fiscal quarter ended June 30, 2013 multiplied by two plus (ii) EBITDA for the period of four consecutive fiscal quarters then ending on such date; and

(c) as of December 31, 2013, the sum of (i) Addison EBITDA for the fiscal quarter ended June 30, 2013 plus (ii) EBITDA for the period of four consecutive fiscal quarters then ending on such date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Lender Swap Agreement if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Lender Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an Qualified ECP Guarantor at the time such Loan Party’s guarantee or such Loan Party’s grant of such security interest becomes or would become effective with respect to such Lender Swap Agreement or (b) in the case of a Lender Swap Agreement subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Loan Party becomes or would become effective with respect to such related Lender Swap Agreement. If a Swap Obligation arises under a Lender Swap Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such guarantee or security interest is or becomes illegal.

“Qualified ECP Guarantor” means, in respect of any Lender Swap Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time such Lender Swap Agreement is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Series A Preferred Stock” means the “Series A Preferred Stock” as defined in the Series A Preferred Stock Agreement.

“Swap Obligation” means, with respect to any Person, all liabilities or obligations of such Person under any Swap Agreement.

B.           The following definitions in Section 1.02 of the Credit Agreement are amended and restated in their entirety as follows:

"Indebtedness" means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) to any Swap Lender under any Lender Swap Agreement (which shall be deemed to be the Swap Termination Value as of the date the amount of Indebtedness is being determined); (c) to any Cash Management Party under any Secured Cash Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above. Notwithstanding the foregoing, Excluded Swap Obligations shall not be Indebtedness of any Loan Party that is not a Qualified ECP Guarantor.

“Maturity Date” means May 20, 2017; provided, however, that if the Series A Preferred Stock is not terminated or the redemption date of the Series A Preferred Stock is not extended to a date that is no earlier than May 20, 2018, on or prior to January 1, 2016, the Maturity Date shall be accelerated to a date no later than April 30, 2016.

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C.           The last sentence of Section 2.07(b) of the Credit Agreement is hereby amended to read in its entirety:

“In addition, the Administrative Agent may, by notifying the Borrower thereof, elect to cause an Interim Redetermination of the Borrowing Base any time a prepayment made by the Borrower pursuant to Section 3.04(c)(iv) exceeds five percent (5%) of the Borrowing Base then existing at the time of prepayment. The Borrowing Base will also be redetermined or adjusted in accordance with the provisions of Section 8.13(c) or Section 9.12(d).”

D.           Section 2.07(c)(iii) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(iii)        Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect (it being understood by the parties hereto that if the Proposed Borrowing Base would increase the Borrowing Base, written approval of all Lenders is required). If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, the Proposed Borrowing Base, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders or the Required Lenders, as applicable, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).”

E.           Section 2.09(a) of the Credit Agreement is amended by deleting the text “85% of the present value of the Borrower’s Proved Reserves with such adjustments as the Administrative Agent desires in it sole discretion” in its entirety and replacing it with the text “80% of the present value of the Borrower’s Proved Reserves”.

F.           Section 3.04(c) of the Credit Agreement is hereby amended by deleting the word “Commitments” in the third line and replacing it with the words “Aggregate Maximum Credit Amounts”.

G.           Section 8.13(a) of the Credit Agreement is amended by deleting the text “85% of the present value of the Borrower’s Proved Reserves evaluated by such Reserve Report with such adjustments as the Administrative Agent desires in it sole discretion” in its entirety and replacing it with the text “70% of the present value of the Borrower’s Proved Reserves evaluated by such Reserve Report”.

H.           Section 8.13(b) of the Credit Agreement is amended by deleting the text “85% of the present value of the Borrower’s Proved Reserves evaluated by such Reserve Report with such adjustments as the Administrative Agent desires in it sole discretion” in its entirety and replacing it with the text “70% of the present value of the Borrower’s Proved Reserves evaluated by such Reserve Report”.

I.           Section 8.13(c) of the Credit Agreement is amended to read in its entirety as follows:

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“(c)          If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 70% of the present value of the Borrower’s Proved Reserves evaluated by such Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 70% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 70% of the present value of the Borrower’s Proved Reserves evaluated by such Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.”

J.           Article VIII of the Credit Agreement is hereby amended by inserting the following new Section 8.17 immediately after the existing Section 8.16:

“Section 8.17         Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under each Loan Document or any Lender Swap Agreement in respect of Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 8.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.17 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.17 shall remain in full force and effect until all Indebtedness has been repaid in full. The Parent Guarantor intends that this Section 8.17 constitute, and this Section 8.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

K.          Sections 9.01(a) and (b) of the Credit Agreement are amended to read in their entirety as follows:

“(a)          Interest Coverage Ratio. The Borrower will not, (i) as of each of June 30, 2013, September 30, 2013 and December 31, 2013, permit its ratio of Annualized EBITDA as of such date to Interest Expense to be less than 2.75 to 1.00, and (ii) as of the last day of any fiscal quarter beginning with the fiscal quarter ending March 31, 2014, permit its ratio of EBITDA for the four quarter period then ended to Interest Expense for the four quarter period then ended to be less than 2.75 to 1.00.

(b)          Ratio of Funded Debt to EBITDA. The Borrower will not, (i) as of each of June 30, 2013, September 30, 2013 and December 31, 2013, permit its ratio of Funded Debt as of such time to Annualized EBITDA to exceed 4.00 to 1.00, and (ii) as of the last day of any fiscal quarter beginning with the fiscal quarter ending March 31, 2014, permit its ratio of Funded Debt as of such time to EBITDA for the four quarter period then ended to exceed 4.00 to 1.00.”

L.           Section 9.12 of the Credit Agreement is amended to read in its entirety as follows:

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“Section 9.12         Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts to which there are no Proved Reserves attributable; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; and (d) so long as no Event of Default is then continuing or will result therefrom, Asset Dispositions (including Asset Dispositions pursuant to the WIIP); provided that (1) all of the consideration received in respect to such Asset Disposition shall be cash, (2) the consideration received shall be equal to or greater than the fair market value thereof (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), and (3) if such sale or other disposition of Oil and Gas Property included in the most recently delivered Reserve Report during any period between two successive Scheduled Redeterminations has a Recognized Value, individually or in the aggregate, in excess of five percent of the then current Borrowing Base, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by the amount of the Recognized Value of the assets included in such Asset Disposition in the then current Borrowing Base as determined by the Administrative Agent or the Majority Lenders in their discretion.”

M.            Section 9.18 of the Credit Agreement is amended to read in its entirety as follows:

“Section 9.18         Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) which are for combined durations of not more than sixty (60) months, (ii) with an Approved Counterparty, and (iii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated Projected Production from Proved Developed Producing Reserves during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately (natural gas liquids shall be included in crude oil volumes at 50% of the reasonably anticipated Projected Production from Proved Developed Producing Reserves) and (b) Swap Agreements in respect of interest rates with an Approved Counterparty with the purpose and effect of fixing interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds 75% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest swap contracts to declining principal balances, and (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract; provided, further, that if, at the end of any calendar month or for any other period as determined by the Administrative Agent and the Majority Lenders, the aggregate notional volumes covered by Swap Agreements exceed 85% of such Projected Production from Proved Developed Producing Reserves during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, in any month, the Borrower shall, or shall cause any Subsidiary to, either (X) unwind, assign or terminate Swap Agreements with respect to such month such that the maximum aggregate notional volumes covered by all remaining Swap Agreements with respect to such month shall not, in any event, exceed 85% of Projected Production of crude oil or natural gas, as so reduced or (Y) make other arrangements satisfactory to the Administrative Agent and the Majority Lenders in their reasonable discretion to mitigate risks attendant to having Swap Agreements with such excess volumes, which arrangements could include the posting of additional collateral to secure the Indebtedness or other acceptable arrangements.”

N.           Section 10.02(c) of the Credit Agreement is amended by inserting the following sentence at the end of the section:

“Notwithstanding the foregoing, Excluded Swap Obligations shall not be Indebtedness of any Guarantor that is not a Qualified ECP Guarantor.”

3.          Redetermination of the Borrowing Base.         Effective as of the Effective Date, until the next redetermination of the Borrowing Base in accordance with the provisions of Section 2.07 of the Credit Agreement on July 1, 2013 or such earlier date in accordance with the provisions of Section 2.07, which the Borrower has notified the Administrative Agent that it has elected such date to be the date of an Interim Redetermination in accordance with Section 2.07(b) of the Credit Agreement, the amount of the Borrowing Base shall be increased from $32,000,000 to $36,000,000. Both the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, agree that the redetermination(s) of the Borrowing Base pursuant to this Section 3 shall constitute the March 1, 2013 Scheduled Redetermination of the Borrowing Base pursuant to Section 2.07(b) of the Credit Agreement and not an Interim Redetermination of the Borrowing Base pursuant to Section 2.07(b) of the Credit Agreement.

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4.          Conditions Precedent. The obligations and agreements of the Lenders as set forth in this Amendment are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Effective Date):

A.           Third Amendment to Credit Agreement. The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Amendment duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantor, the Administrative Agent, the Assignors, the Assignee and each Lender.

B.           Notes. Borrower shall have executed and delivered a Note for the Assignee.

C.           Secretary Certificate. The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or other duly authorized officer satisfactory to the Administrative Agent of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or equivalent body) authorizing the execution, delivery and performance of this Amendment and amendments to Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Amendment and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or certificate of formation and partnership agreement or certificate of formation and limited liability company agreement (as the case may be) of the Borrower, and each Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

D.           Good Standings. The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

E.           Loan Documents. The Loan Documents and amendments and supplements to Loan Documents listed in Annex II attached hereto shall have been executed and delivered to Administrative Agent by each Loan Party party thereto, and where appropriate, properly acknowledged, witnessed and notarized.

F.           Addison PSA. The Administrative Agent shall have received a true and complete copy of the Purchase and Sale Agreement, dated as of March 6, 2013, by and between the Borrower and Addison Oil, L.L.C., certified as such by the Borrower (the “Addison Purchase Agreement”).

G.           Fees and Expenses. The Administrative Agent shall have received (a) payment of all out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other documents in connection herewith, (b) all fees due and payable pursuant to the Expenses and Indemnity Letter and (c) an upfront fee in the amount equal to 0.60% of the Maximum Credit Amount for the ratable benefit of each Lender.

H.           Representations and Warranties; No Defaults. The Borrower shall have confirmed and acknowledged to the Administrative Agent and the Lenders, and by its execution and delivery of this Amendment, the Borrower does hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (i) all representations and warranties contained herein or in the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of the Effective Date and (ii) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents.

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I.           Patriot Act and Know-Your-Customer Disclosures. The Administrative Agent and each Lender shall have received all Patriot Act and “know-your-customer” disclosures reasonably requested by them prior to execution of this Amendment.

J.           Other Documents. Borrower shall have delivered to the Administrative Agent such other agreements, documents, items, instruments, opinions, certificates, waivers, consents, and evidence as Administrative Agent may reasonably request.

5.             Post-Closing Conditions. The continued obligations of each Lender under the Credit Agreement is subject to:

A.           No later than ninety (90) days after the Effective Date, the Borrower shall have delivered executed and notarized new mortgages or deeds of trust or supplements to existing mortgages or deeds of trust covering additional Oil and Gas Properties of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, to the extent necessary to cause the Administrative Agent to have first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a), (b), (c) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the present value of the Borrower’s Proved Reserves evaluated in the most recently delivered Reserve Report.

B.           No later than ninety (90) days after the Effective Date, the Administrative Agent shall have received additional title opinions and other title information and data as the Administrative Agent may reasonably request satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the present value of the Borrower’s Proved Reserves evaluated in the most recently delivered Reserve Report; provided that notwithstanding the requirements of Section 8.13 of the Credit Agreement, the parties hereto agree that Borrower has previously delivered certain title opinions and other title information and the Borrower is not in violation of the requirements of Section 8.13 as of the Effective Date, so long as the Borrower complies with this Section 5(B).

6.             Assignment.

A.           Each Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty other than as expressly provided herein, and the Assignee hereby purchases and assumes from each Assignor, (i) such percentage in and to all of such Assignor’s rights and obligations under the Credit Agreement as a Lender (including, without limitation, such percentage interest in the Loans owing to such Assignor and such Assignor’s risk participation and funded participation in LC Obligations existing as of the date hereof (prior to the effectiveness of this Assignment) that would result in the Assignors and the Assignee having the respective Applicable Percentage of the Maximum Credit Amount set forth in Annex I attached hereto, and (ii) to the extent permitted to be assigned under applicable law, such percentage in and to all of each Assignor’s right, title and obligations in all claims, suits, causes of action and any other right of such Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”); provided however, the Assigned Interest shall not include all indemnities and other obligations contained in the Credit Agreement and the Loan Documents which expressly survive the assignment of such Assignor’s rights and obligations (the “Reserved Obligations”). For avoidance of doubt the Reserved Obligations are hereby expressly reserved and retained for all purposes by each Assignor. Such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Agreement, without representation or warranty by each Assignor. After giving effect to the sale and assignment pursuant to this Section 5, Annex I to the Credit Agreement shall be replaced with Annex I attached to this Amendment and the Commitments and Applicable Percentages held by each Lender shall be as follows:

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(a)   Société Générale will have a Commitment of $18,000,000 (50.00%) of the $36,000,000 Borrowing Base.

(b)   OneWest Bank, FSB will have a Commitment of $18,000,000 (50.00%) of the $36,000,000 Borrowing Base.

B.           Each Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of its respective Assigned Interest, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created through or under such Assignor but not otherwise, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender under the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

C.           The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

D.           From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to each Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

7.          Certain Representations. Borrower represents and warrants that, as of the Effective Date: (a) Borrower has full power and authority to execute this Amendment and the other documents executed in connection herewith and this Amendment and such other documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery and performance by Borrower thereof. In addition, Borrower represents that after giving effect to this Amendment all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date.

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8.          No Further Amendments. Except as amended hereby, the Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties.

9.          Acknowledgments and Agreements. Borrower acknowledges that on the date hereof all outstanding Indebtedness is payable in accordance with its terms, and Borrower waives any defense, offset, counterclaim or recoupment with respect thereto. Borrower, Administrative Agent and each Lender do hereby adopt, ratify and confirm the Credit Agreement, as amended hereby, and acknowledge and agree that the Credit Agreement, as amended hereby, is and remains in full force and effect. Borrower acknowledges and agrees that its liabilities and obligations under the Credit Agreement, as amended hereby, and under the Loan Documents, are not impaired in any respect by this Amendment. Any breach of any representations, warranties and covenants under this Amendment shall be an Event of Default under the Credit Agreement.

10.         Limitation on Agreements. The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Credit Agreement or any of the Loan Documents (other than the waiver of the Specified Default), or (b) to prejudice any right or rights which Administrative Agent now has or may have in the future under or in connection with the Credit Agreement and the Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. This Amendment shall constitute a Loan Document for all purposes.

11.         Confirmation of Security. Borrower hereby confirms and agrees that all of the Security Instruments, as may be amended in accordance herewith, which presently secure the Indebtedness shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Indebtedness as described in the Credit Agreement as modified by this Amendment.

12.         Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

13.         Incorporation of Certain Provisions by Reference. The provisions of Section 12.09 of the Credit Agreement captioned “Governing Law; Jurisdiction; Consent to Service of Process” are incorporated herein by reference for all purposes.

14.         Entirety, Etc. This Amendment, the Expenses and Indemnity Letter and all of the other Loan Documents embody the entire agreement between the parties. THIS AMENDMENT, THE EXPENSES AND INDEMNITY LETTER AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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THIRD AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT– Page 9

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

By:	/s/ Kirk Sprunger
Kirk Sprunger, Secretary and Treasurer

THIRD AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT– Signature Page

ADMINISTRATIVE AGENT, ISSUING BANK,

LENDER AND ASSIGNOR:

SOCIÉTÉ GÉNÉRALE

By:	/s/ David Bornstein
Name:	David Bornstein
Title:	Director

THIRD AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT– Signature Page

ASSIGNOR:

UNION BANK, N.A.

By:	/s/ Damien G. Meiburger
Name:	Damien G. Meiburger
Title:	Senior Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT– Signature Page

LENDER AND ASSIGNEE:

ONEWEST BANK, FSB

By:	/s/ Sean Murphy
Name:	Sean Murphy
Title:	Executive Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT– Signature Page

THE GUARANTOR HEREBY CONSENTS TO THE EXECUTION, DELIVERY AND PERFORMANCE OF THE TERMS OF THIS AMENDMENT BY THE BORROWER.

THE YUMA COMPANIES, INC.

By:	/s/ Kirk Sprunger
Kirk Sprunger, Secretary and Treasurer

THIRD AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT– Signature Page

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
Société Générale	50.00%	$62,500,000.00
OneWest Bank, FSB	50.00%	$62,500,000.00
TOTAL	100.00%	$125,000,000.00

ANNEX I, List of Maximum Credit Amounts

ANNEX II
LOAN DOCUMENTS

1.	Act of Mortgage, Pledge and Assignment of Production and Multiple Indebtedness Mortgage, dated as of May 20, 2013, by and between Yuma Exploration and Production Company, Inc. and Société Générale, as Administrative Agent, to be filed of record in the following Louisiana parishes: Beauregard, Rapides and Vernon.

ANNEX II, Loan Documents